                                                                 EXECUTION COPY














==============================================================================





                           AGREEMENT AND PLAN OF MERGER




                             Dated as of April 9, 1997




                                       Among



                               TOMKINS CORPORATION,



                               E&W ACQUISITION CORP.



                                        And



                                 STANT CORPORATION









=============================================================================



                               TABLE OF CONTENTS





                                                                                                                            Page


                                                   ARTICLE I

                                                   The Offer
SECTION 1.01.          The Offer..............................................................................                 2
SECTION 1.02.          Company Actions........................................................................                 4



                                                  ARTICLE II

                                                  The Merger
SECTION 2.01.          The Merger.............................................................................                 6
SECTION 2.02.          Closing................................................................................                 6
SECTION 2.03.          Effective Time.........................................................................                 6
SECTION 2.04.          Effects of the Merger..................................................................                 6
SECTION 2.05.          Certificate of Incorporation and By-laws...............................................                 6
SECTION 2.06.          Directors..............................................................................                 7
SECTION 2.07.          Officers...............................................................................                 7



                                                  ARTICLE III

                               Effect of the Merger on the Capital Stock of the
                              Constituent Corporations; Exchange of Certificates
SECTION 3.01.          Effect on Capital Stock................................................................                 7
SECTION 3.02.          Exchange of Certificates...............................................................                 9



                                                  ARTICLE IV

                                        Representations and Warranties
SECTION 4.01.          Representations and Warranties of the Company..........................................                11
SECTION 4.02.          Representations and Warranties of Parent and Sub......................................                 27








                                                                                                                      3



                                                                                                                             Page

                                   ARTICLE V

                   Covenants Relating to Conduct of Business
SECTION 5.01.        Conduct of Business....................................................                                  30
SECTION 5.02.        No Solicitation........................................................                                  33



                                   ARTICLE VI

                    Additional Agreements
SECTION 6.01.         Stockholder Approval; Preparation of Proxy Statement...................                                 35
SECTION 6.02.         Access to Information; Confidentiality.................................                                 36
SECTION 6.03.         Best Efforts; Notification.............................................                                 37
SECTION 6.04.         Stock Options..........................................................                                 38
SECTION 6.05.         Benefit Plans..........................................................                                 39
SECTION 6.06.         Indemnification........................................................                                 39
SECTION 6.07.         Directors..............................................................                                 40
SECTION 6.08.         Fees and Expenses......................................................                                 41
SECTION 6.09.         Public Announcements...................................................                                 41
SECTION 6.10.         Transfer Taxes.........................................................                                 42


                                  ARTICLE VII

                              Conditions Precedent



                                  ARTICLE VIII

                     Termination, Amendment and Waiver
SECTION 8.01.          Termination............................................................                                43
SECTION 8.02.          Effect of Termination..................................................                                44
SECTION 8.03.          Amendment..............................................................                                44
SECTION 8.04.          Extension; Waiver......................................................                                44
SECTION 8.05.          Procedure for Termination, Amendment, Extension or Waiver..............                                44








                                                                                                                           4



                                                                                                                            Page

                                   ARTICLE IX

                               General Provisions
SECTION 9.01.                    Nonsurvival of Representations and Warranties...............................                 45
SECTION 9.02.                    Notices.....................................................................                 45
SECTION 9.03.                    Definitions.................................................................                 46
SECTION 9.04.                    Interpretation..............................................................                 47
SECTION 9.05.                    Counterparts................................................................                 47
SECTION 9.06.                    Entire Agreement; No Third-Party Beneficiaries..............................                 47
SECTION 9.07.                    Governing Law...............................................................                 47
SECTION 9.08.                    Assignment..................................................................                 48
SECTION 9.09.                    Enforcement.................................................................                 48



Exhibit A                           Conditions of the Offer


                                                AGREEMENT AND PLAN OF MERGER
                                    dated as of April 9, 1997, among TOMKINS
                                    CORPORATION, a Delaware corporation
                                    ("Parent"), E&W ACQUISITION CORP., a
                                    Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and STANT CORPORATION, a Delaware corporation (the "Company").

                        WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                        WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $21.50, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

                        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and Bessemer Capital Partners, L.P. ("BCP"), are entering into a stockholder agreement, and Parent, Sub and an officer of the Company are entering into a stockholder agreement (collectively, the "Stockholder Agreement" and, together with this Agreement, the "Operative Agreements") pursuant to which BCP and such officer shall agree to take certain actions to support the transactions contemplated by this Agreement;

                        WHEREAS the Board of Directors of the Company has
(a) determined that the Offer and the Merger (as defined below) are fair to and in the best interests of the stockholders of the Company, (b) approved (i) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (ii) the transactions contemplated by the Operative Agreements (collectively, the "Transactions"), (c) approved this Agreement and (d) resolved to recommend acceptance of the Offer and adoption of this Agreement by such stockholders;

                        WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders"), shall be converted into the right to receive the per share consideration paid pursuant to the Offer; and

                        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


                        NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   The Offer

                        SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the other conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, (iv) except as provided in the next two sentences, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) waive or modify the Minimum Tender Condition (as defined in Exhibit A). Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding shares of Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Tender Condition or any of the other conditions to Sub's obligation to purchase shares of Common Stock set forth in paragraphs (a), (b) and (e) of Exhibit A shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition, Sub shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Common Stock shall not be satisfied; provided, however, that Sub shall not be required to extend the Offer beyond December 31, 1997. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                        (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the

Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                        (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

                        SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has unanimously duly adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (ii) approving (A) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (B) the Offer, the Merger and the other Transactions, (iii) approving this Agreement and (iv) recommending that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and adopt this Agreement. The Company represents that the Company Board has received the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by
Section 16(b) of the Exchange Act.

                        (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.02(a) and shall as promptly as practicable thereafter mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                        (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   The Merger

                        SECTION 2.01.  The Merger.  Upon the terms and
subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                        SECTION 2.02.  Closing.  The closing of the Merger
(the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another date or place is agreed to in writing by the parties hereto.

                        SECTION 2.03.  Effective Time.  On the Closing
Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

                        SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                        SECTION 2.05. Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger so that Article Fourth of such Restated Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share." and, as so amended, such Restated Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                        (b)  The By-laws of Sub as in effect at the
Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                        SECTION 2.06. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                        SECTION 2.07.  Officers.  The officers of the
Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                        SECTION 3.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Sub:

                        (a) Capital Stock of Sub. Each issued and outstanding
            share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                        (b) Cancellation of Treasury Stock and Parent Owned
            Stock. Each share of Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                        (c) Conversion of Common Stock. Subject to Section
            3.01(d), each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time of the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                        (d) Shares of Dissenting Stockholders. Notwithstanding
            anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 3.01(c) but, as of the Effective Time of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that the shares of Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of

            Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                        SECTION 3.02.  Exchange of Certificates.
(a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Common Stock.

                        (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the shares of Common Stock pursuant to Section 3.01, it being understood that any and all interest earned on funds made available to the Paying Agent in accordance with this Agreement shall be turned over to Parent.

                        (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall be paid or accrue on the cash payable upon the surrender of any Certificate.

                        (d)  No Further Ownership Rights in Common Stock.
All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                        (e)  No Liability.  None of Parent, Sub, the
Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this
Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d))), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE IV

                         Representations and Warranties

                        SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                        (a) Standing and Corporate Power. Except as set forth
            in the letter (the "Company Disclosure Letter") from the Company to Parent dated the date of this Agreement, each of the Company and each of its subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company and its subsidiaries taken as a whole. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                        (b) Subsidiaries. The Company Disclosure Letter lists
            each subsidiary of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                        (c) Capital Structure. The authorized capital stock of
            the Company consists of 21,000,000 shares of Common Stock and 820,000 shares of preferred stock, par value $0.01 per share, of which 53,572 shares are Class A Preferred Stock, par value $0.01 per share, 21,786 shares are Class B Preferred Stock, par value $0.01 per share, 100,000 shares are Class C Preferred Stock, par value $0.01 per share, and 644,642 shares are of such series as the Company Board may determine from time to time. As of the date of this Agreement, (i) 16,226,815 shares of Common Stock and no shares of preferred stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) 1,217,481 shares of Common Stock were reserved for issuance pursuant to the outstanding employee stock options ("Plan Options") granted pursuant to the Stock Plans (as defined in Section 6.04), of which (x) Plan Options covering 700,863 shares of Common Stock are currently exercisable and (y) Plan Options covering 516,618 shares of Common Stock are currently not exercisable, of which Plan Options covering 485,400 shares of Common Stock have been granted subject to obtaining approval of the Company's stockholders and (absent such approval, which is subject to the last sentence of Section 5.01(b)) will not become exercisable as a result of the Transactions, and (iv) 1,457,602 shares of Common Stock were reserved for issuance pursuant to other options ("Other Options" and, together with the Plan Options, the "Stock Options") granted to employees and former employees of the Company. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans or pursuant to the agreements representing outstanding Other Options described in clause (iv) above shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity.

                        (d) Authority; Noncontravention. The Company has the
            requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the Transactions and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Restated Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or
            (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company and its subsidiaries taken as a whole, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the Transactions (a "Company Material Adverse Effect"). No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy or information statement relating to the adoption by the Company's stockholders of this Agreement, if such adoption is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with the Operative Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (x) as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the failure to obtain or make would not have a Company Material

            Adverse Effect, or (y) as are set forth in the Company Disclosure Letter.

                        (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the
            Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC
            Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC
            Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC
            Documents (as defined in Section 4.01(g)) or in the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than for taxes (as defined in
            Section 4.01(k)), required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

                        (f) Information Supplied. None of the information
            supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                        (g) Absence of Certain Changes or Events. Except as
            disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or as set forth in the Company Disclosure Letter, from December 31, 1996, to the date of this Agreement, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company and its subsidiaries taken as a whole, (ii) except for the regular quarterly dividend paid on March 31, 1997, to holders of record on March 14, 1997, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer,
            (v) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on the Company and its subsidiaries taken as a whole, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any action which would have been prohibited without Parent's approval under Section 5.01(a)(vi) if taken between the date of this Agreement and the Effective Time of the Merger.

                        (h) Litigation. Except as disclosed in the Filed SEC
            Documents or in the Company Disclosure Letter, as of the date of this Agreement (i) there is no single or series of related suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any unsatisfied judgment against the Company or any of its subsidiaries, relating to or involving an amount greater than $100,000 and (ii) there is not any judgment, decree, injunction or similar order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries or other single or series of related suits, actions or proceedings pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

                        (i) Absence of Changes in Benefit Plans. Except as
            disclosed in the Filed SEC Documents or as set forth in the Company Disclosure Letter, from December 31, 1996, to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in the Filed SEC Documents or as set forth in the Company Disclosure Letter, there are no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

                        (j) ERISA Compliance. (i) The Company Disclosure Letter
            contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in
            Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has made available to Parent true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (D) each trust agreement and group annuity contract relating to any Benefit Plan.

                        (ii) Except as disclosed in the Company Disclosure
            Letter, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                        (iii) Each Benefit Plan has been administered in
            compliance with its terms and applicable provisions of ERISA and the Code except for any instances of non-compliance that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. No conditions exist in connection with any Benefit Plan (other than claims for benefits or contributions in the ordinary course) that could give rise to liability under ERISA or the Code that would reasonably be expected to have a Company Material Adverse Effect. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years which could give rise to liability that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company, any of its subsidiaries nor any entity required to be aggregated with the Company under Section 414 of the Code has incurred any material liability under Title IV of ERISA (other than insurance premiums) that has not been satisfied as of the date hereof.

                        (iv) With respect to any Benefit Plan that is an
            employee welfare benefit plan, except as disclosed in the Company Disclosure Letter, each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

                        (k) Taxes. Each of the Company and each of its
            subsidiaries has filed all Federal income tax returns and all other tax returns and reports required to be filed by it, except to the extent that a failure to file, in the individual or in the aggregate, would not result in a Company Material Adverse Effect. All such returns are complete and correct in all respects, other than any inaccuracy or incompleteness that, in the individual or in the aggregate, would not result in a Company Material Adverse Effect. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown to be due on such returns and reports. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes for which no return was required to be filed, except to the extent that a failure to pay, in the individual or in the aggregate, would not result in a Company Material Adverse Effect. All taxes not previously paid do not exceed the reserve in the most recent financial statements contained in the Filed SEC Documents for taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements by an amount that would result in a Company Material Adverse Effect. All liabilities for taxes incurred by the Company or any of its subsidiaries since the date of the most recent consolidated balance sheet included in the Filed SEC Documents have been incurred in the ordinary course of business consistent with past practice, other than any liabilities for taxes that, individually or in the aggregate, would not result in a Company Material Adverse Effect. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries in writing that would have a Company Material Adverse Effect, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1992. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

                        (l) No Excess Parachute Payments. Other than payments that may be made to the persons previously discussed with counsel for Parent, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                        (m) Voting Requirements. The affirmative vote of the
            holders of a majority of the outstanding shares of Common Stock adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions.

                        (n) State Takeover Statutes. Section 203 of the DGCL is
            inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreement and the Transactions, and the Company has taken all necessary action in accordance with the provisions of
            Section 203 to effect a valid election not to be governed by
            Section 203. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the Transactions.

                        (o) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley, the fees and expenses of which shall be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company's current estimate of fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Transactions (including the fees of the Company's legal counsel) are set forth in the Company Disclosure
            Letter. A true and complete copy of the engagement letter between Company and Morgan Stanley has been provided to Parent.

                        (p) Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the

            Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

                        (q) Intellectual Property. Except as set forth in the Company Disclosure Letter:

                        (i) The Company and its subsidiaries own and have the
            right to use all copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the "Intellectual Property") that are necessary to provide, produce, market and sell the products currently provided, produced, marketed and sold by the Company and its subsidiaries and to conduct the business of the Company and its subsidiaries as presently conducted free and clear of all Liens, other than those rights the absence of which individually or in the aggregate would not have a Company Material Adverse Effect. The Company Disclosure Letter contains an accurate and complete list setting forth all material registered patents and trademarks and applications therefor that are owned by the Company or any of its subsidiaries. There are no material trade names, trademarks or service marks owned by the Company or any of its subsidiaries that are not registered or the subject of applications therefor.

                        (ii) As of the date of this Agreement, there is no
            suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its subsidiaries, other than any such suit, action or proceeding that individually or in the aggregate would not have a Company Material Adverse Effect.

                        (iii) The conduct of the Company's and its
            subsidiaries' business, the Intellectual Property owned or used by the Company and its subsidiaries, and the products or services produced, sold or licensed by the Company and its subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-inventorship, or any express or implied contract for any use or transfer, other than any such infringement, violation or appropriation that individually or in the aggregate would not have a Company Material Adverse Effect.

                        (r) Compliance with Laws. The Company and its
            subsidiaries are in compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof (except for Environmental Laws (as defined in Section 4.01(s), which are addressed by the representations and warranties in Section 4.01(s)) which materially affects the business, properties or assets of the Company and its subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of its subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries alleging any such violation, except for any matter which does not have a Company Material Adverse Effect. All licenses, permits and authorizations which are required under such laws, rules and regulations are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not have a Company Material Adverse Effect.

                        (s)  Environmental Protection.  Except as
            disclosed in the Filed SEC Documents or as set forth in the Company Disclosure Letter:

                        (i) The Company and its subsidiaries have obtained all
            permits, licenses and other authorizations which are required under the Environmental Laws (as defined below) for the ownership, use and operation of each property owned, operated or leased by the Company and its subsidiaries (the "Property"), all such permits, licenses and authorizations are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not have a Company Material Adverse Effect.

                        (ii) The Company and its subsidiaries are in compliance
            in all respects with all Environmental Laws, except where the failure to be in compliance therewith is not reasonably expected to individually or in any series of related occurrences result in liability to the Company and its subsidiaries involving an amount greater than $100,000; provided, however, that all instances of noncompliance, in the aggregate, do not and will not have a Company Material Adverse Effect.

                        (iii) There is no suit, action, notice, demand, claim
            or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries nor, to the knowledge of the Company, is there any investigation by any Governmental Entity under way, in any case relating in any way to alleged noncompliance by the Company or any of its subsidiaries with, or liability of the Company or any of its subsidiaries under, Environmental Laws.

                        (iv) The Company and its subsidiaries have not, and to
            the Company's knowledge, no other person has, Released (as defined below), placed, stored, buried or dumped any material quantities of Hazardous Substances (as defined below) on, beneath or adjacent to the Property or, to the knowledge of the Company, any property formerly owned, operated or leased by the Company or its subsidiaries, except for the presence of such Hazardous Substances as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                        (v) Neither the Company nor any of its subsidiaries has
            entered into any agreement that requires them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs in connection with any pending or threatened suit, action, notice, proceeding or investigation relating to alleged noncompliance with, or liability under, Environmental Laws.

                        (vi) The Company and its subsidiaries have not received any written notice or written order from any

            Governmental Entity or private entity advising them that they are responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances and neither the Company nor any subsidiary has entered into any agreements concerning such Cleanup, nor is the Company aware of any material facts which the Company has specific grounds to believe will give rise to such notice, order or agreement.

                        (vii) As used in this Agreement: "Cleanup" shall mean
            all actions required to (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care,
            (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (e) any administrative, judicial, or other proceedings related to the above. "Environmental Laws" shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; "Hazardous Substance" means: (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Environmental Law; and "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

                        (t) Labor Relations and Employment. Except as disclosed
            in the Filed SEC Documents or set forth in the Company Disclosure Letter, as of the date of this Agreement: (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the business of the Company and its subsidiaries and during the past two years there has not been any such action that was material to the Company; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company and its subsidiaries; (iii) neither the Company nor any subsidiary of the Company is a party to or bound by any collective bargaining or similar agreement with any labor organization, and no work rules or practices agreed to with any labor organization or employee association are applicable to employees of the Company or any subsidiary; (iv) to the knowledge of the Company, none of the employees of the Company or any subsidiary is represented by any labor organization; (v) there is no unfair labor practice charge or complaint against the Company or any subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency which, if adversely determined, would have a Company Material Adverse Effect;
            (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure which, if adversely determined, would have a Company Material Adverse Effect; (vii) to the knowledge of the Company, no charges with respect to or relating to the Company or any subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices which, if adversely determined, would have a Company Material Adverse Effect; and (viii) the Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any subsidiary and, to the knowledge of the Company, no such investigation is in progress.

                        (u) Transactions with Affiliates. As of the date
            hereof, except as disclosed in the Filed SEC Documents or in the Company Disclosure Letter, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any subsidiary is otherwise a creditor of or debtor to, BCP or any of its affiliates or any officer, director or employee of the Company and (ii) neither the Company nor any subsidiary is a party to any transaction, agreement, arrangement or understanding with BCP or any of its affiliates or any officer, director or employee of the Company, other than, with respect to clauses (i) and (ii), items arising out of the ordinary course of employment with the Company.

                        (v) Contracts. Each material note, bond, mortgage,
            indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Contracts") is valid and binding and in full force and effect, except where failure to be valid and binding and in full force and effect would not have a Company Material Adverse Effect, and there are no defaults by the Company or any of its subsidiaries or, to the Company's knowledge, any other party thereto, thereunder, except those defaults that would not have a Company Material Adverse Effect.

                        (w) Customers. Except for customary competitive factors
            and the possible impact of the Transactions, as of the date of this Agreement the Company does not know of any reason why any of its top ten customers for 1996 may in the immediate future materially reduce its purchase of products from the Company and its subsidiaries.

                        (x) Product Liability. (1) Except as set forth in the Company Disclosure Letter, there are no known defects in design or methods of construction or manufacture of Products (as defined below) which would adversely affect performance or create an unusual risk of injury to persons or property or which would require replacement, field fix, retrofit, modification or recall and, to the Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall requirement. The Products have been designed, manufactured and labeled so as to meet and comply in all material respects with all applicable governmental standards and specifications. As used in this Agreement, the term "Products" means any and all products distributed or sold by the Company and its subsidiaries, or by any predecessor of the Company and its subsidiaries.

                        (2) Except as set forth in the Company Disclosure
            Letter (A) there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries concerning any Product which is alleged to have been manufactured, shipped, sold, marketed, distributed, processed or merchandised by the Company or any of its subsidiaries and alleged to have a defect or impurity of any kind, in manufacture, processing, design or otherwise, including any failure to warn of the defect or impurity, nor to the knowledge of the Company is there any valid basis for any such suit, action or proceeding, specifically relating to any Product that could, individually or in the aggregate, have a Company Material Adverse Effect and (B) there has not been any product recall or post-sale warning by the Company or any of its subsidiaries or any of their customers since December 31, 1993 concerning any Product that was manufactured, shipped, sold, marketed, distributed, processed or merchandised by the Company or any of its subsidiaries.

                        SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

                        (a) Standing and Corporate Power. Each of Parent and
            Sub is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

                        (b) Authority; Noncontravention. Parent and Sub have all the requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the Transactions and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under,
            (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent and its subsidiaries taken as a whole, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the Transactions, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with the Operative Agreements and the

            Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states.

                        (c) Information Supplied. None of the information
            supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                        (d) Brokers. No broker, investment banker, financial
            advisor or other person, other than Merlis Automotive International, Inc., the fees and expenses of which shall be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

                        (e) Financing. Parent and Sub have funds available
            sufficient to consummate the Offer and the Merger on the terms contemplated by the Operative Agreements, and, at the expiration of the Offer and the Effective Time of the Merger, Parent and Sub shall have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.


                                   ARTICLE V

                   Covenants Relating to Conduct of Business

                        SECTION 5.01. Conduct of Business. (a) Ordinary Course. During the period from the date of this Agreement to the earlier of the Effective Time of the Merger and the appointment or election of Sub's designees to the Company Board pursuant to Section 6.07 (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, except as contemplated by this Agreement or otherwise approved in writing by Parent, during the period from the date of this Agreement to the Control Time, the Company shall not, and shall not permit any of its subsidiaries to:

                        (i) (A) declare, set aside or pay any dividends on, or
            make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                        (ii) issue, deliver, sell, pledge or otherwise encumber
            any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms;

                        (iii) amend its certificate of incorporation, by-
            laws or other comparable charter or organizational documents;

                        (iv) acquire or agree to acquire (A) by merging or
            consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

                        (v) sell, lease, license, mortgage or otherwise
            encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

                        (vi) (A) incur any indebtedness for borrowed money or
            guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                        (vii) make or agree to make any new capital expenditure
            or expenditures which, individually, is in excess of $30,000 or, in the aggregate, are in excess of $250,000;

                        (viii) (A) grant to any officer of the Company or any
            of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of December 31, 1996, (B) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, (C) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (D) amend any Benefit Plan in any respect;

                        (ix) make any change in accounting methods, principles
            or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                        (x) pay, discharge, settle or satisfy any material
            claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

                        (xi) except in the ordinary course of business, modify,
            amend or terminate any Material Contract or waive or release or assign any material rights or claims;

                        (xii) make any material tax election or settle or
            compromise any material income tax liability; or

                        (xiii) authorize any of, or commit or agree to take
            any of, the foregoing actions.

                        (b) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VII, not being satisfied. The Company shall take appropriate action to postpone the annual meeting of stockholders of the Company originally scheduled to be held on April 30, 1997 until termination of this Agreement, and until such time the Company shall take no further action with respect to the matters contemplated to be considered by the stockholders at such meeting.

                        (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

                        SECTION 5.02.  No Solicitation.  (a)  The Company
shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal (as defined below), (ii) except as provided in Section 5.02(b), enter into any agreement with respect to any takeover proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited bona fide takeover proposal from a person that the Company Board reasonably believes has the financial ability to make a superior proposal (as defined in Section 5.02(b)), subject to compliance with Section 5.02(c), furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations (including the solicitation of revised takeover proposals) with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 30% of the equity securities of the Company or more than 30% of the Company's consolidated total assets, other than the Transactions.

                        (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, the Company Board, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a superior proposal. For purposes of this Agreement, "superior proposal" means a bona fide takeover proposal made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger.

                        (c) The Company promptly shall advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. The Company shall keep Parent fully informed of the status and details of any such takeover proposal or inquiry. Nothing in this Section 5.02(c) shall require the Company or the Company Board to take any action that the Company Board determines in good faith, based on the advice of outside counsel, would be inconsistent with the fiduciary duties of the Company Board.

                        (d) Nothing in this Section 5.02 shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer; provided, however, that the Company may not, except as permitted by Section 5.02(b), withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.


                                   ARTICLE VI

                             Additional Agreements

                        SECTION 6.01.  Stockholder Approval; Preparation
of Proxy Statement. (a) If stockholder adoption of this Agreement is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement. The Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer, this Agreement or the Merger as permitted by
Section 5.02(b). Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.01(a) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of the Offer, this Agreement or the Merger.

                        (b) If stockholder adoption of this Agreement is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the adoption of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                        (c) Parent shall cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

                        SECTION 6.02.  Access to Information;
Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All such information shall be held in accordance with the confidentiality agreement (the "Confidentiality Agreement") dated March 12, 1997.

                        SECTION 6.03.  Best Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a superior proposal, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any Operative Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Operative Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, any Operative Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, any Operative Agreement or any other Transaction, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Operative Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Notwithstanding the foregoing, the Company Board shall not be prohibited from taking any action permitted by Section 5.02(b).

                        (b)  The Company shall give prompt notice to
Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                        SECTION 6.04.  Stock Options.  (a)  Either prior
to or as soon as practicable following the consummation of the Offer, the Company Board (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options heretofore granted under any stock option program or arrangement of the Company (collectively, the "Stock Plans") or any other stock option plan to provide that, at the Effective Time of the Merger, each Stock Option outstanding immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of
(A) the price per share of Common Stock to be paid pursuant to the Offer over
(B) the exercise price per share of Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option shall not theretofore have been exercised. The Company represents and warrants that no consents of the holders of the Stock Options are necessary to effectuate the foregoing cash-out. After the date of this Agreement, neither the Company Board nor any committee thereof shall cause any Stock Option to become exercisable as a result of the execution of the Operative Agreements or the consummation of the Transactions.

                        (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest.

                        (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Stock Option or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                        SECTION 6.05.  Benefit Plans.  Except as provided
in Section 6.04(c), Parent shall cause the Surviving Corporation, for a period of six months after the Effective Time of the Merger, to provide benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of this Agreement.

                        SECTION 6.06.  Indemnification.  Parent and Sub
agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time of the Merger, and Parent shall ensure that all such rights to indemnification are honored on a timely basis. Parent shall cause to be maintained for a period of not less than three years from the Effective Time of the Merger the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such 150% amount, the "Maximum Premium"); provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers. If the existing D&O Insurance expires, is terminated or canceled during such three-year period, Parent shall use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $462,000. Following the date hereof, the Company will not amend or modify the D&O Insurance.

                        SECTION 6.07.  Directors.  Promptly upon the
acceptance for payment of, and payment by Sub for, any shares of Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as shall give Sub, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Sub plus the number of shares of Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time of the Merger such Board of

Directors shall have at least two directors who are Directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors") or shall have at least three Independent Directors in the event the total number of directors on the Company Board is greater than six; and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. The provisions of this
Section 6.07 are in addition to and shall not limit any rights which Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Common Stock as a matter of law with respect to the election of directors or otherwise.

                        SECTION 6.08. Fees and Expenses. (a) Except as provided below and in Section 6.10, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                        (b) The Company shall pay to Tomkins PLC, the sole stockholder of Parent, upon demand a fee of $15,000,000 (the "Termination Fee"), payable in same day funds, if:

                        (i) this Agreement shall be terminated pursuant to
            Section 8.01(b)(i) as a result of the failure of any condition set forth in paragraph (d) of Exhibit A;

                        (ii) (A) after the date of this Agreement, any person
            or "group" (within the meaning of Section 13(d)(3) of the Exchange
            Act) shall have publicly made a takeover proposal, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such takeover proposal is made (and in any event for at least ten business days following the date such takeover proposal is made), (C) the Minimum Tender Condition shall not have been satisfied at the expiration of the Offer and
            (D) this Agreement shall thereafter be terminated pursuant to
            Section 8.01(b)(i); or

                        (iii) this Agreement shall be terminated pursuant to
            Section 8.01(c) or 8.01(d).

                        SECTION 6.09.  Public Announcements.  Parent and
Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                        SECTION 6.10.  Transfer Taxes.  Parent shall pay
or cause Sub to pay any state or local sales, use, transfer tax or similar tax (including any real property transfer or gains tax) payable in connection with the consummation of the Offer and/or the Merger (collectively, the "Transfer Taxes"). The Company agrees to cooperate with Parent or Sub, as the case may be, in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the assets giving rise to such Transfer Taxes shall be agreed to by the Company and the Parent.

                                  ARTICLE VII

                              Conditions Precedent


                        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                        (a) Stockholder Approval. If required by applicable
            law, this Agreement shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Common Stock in accordance with applicable law and the Company's Restated Certificate of Incorporation.

                        (b) HSR Act. The waiting period (and any extension
            thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                        (c) No Injunctions or Restraints. No temporary
            restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.


                                  ARTICLE VIII

                       Termination, Amendment and Waiver

                        SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                        (a) by mutual written consent of Parent and the
            Company;

                        (b) by either Parent or the Company:

                                    (i) if Sub shall not have purchased any
                        shares of Common Stock pursuant to the Offer prior to December 31, 1997; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Agreement pursuant to this
                        Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under any Operative Agreement results in the failure of any such condition; or

                                    (ii) if any Governmental Entity shall have
                        issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                        (c) by the Company if (x) to the extent permitted by
            Section 5.02(b), the Company Board approves or recommends a superior proposal and (y) the Company has paid to Parent an amount in cash equal to the sum of the Termination Fee; or

                        (d) by Parent or Sub if Sub terminates the Offer as a
            result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement.

                        SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(o), Section 4.02(d), the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Operative Agreements.

                        SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                        SECTION 8.04.  Extension; Waiver.  At any time
prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                        SECTION 8.05.  Procedure for Termination,
Amendment, Extension or Waiver. A termination of this Agreement pursuant to
Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require (a) in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Company Board who were members thereof on the date of this Agreement and remain as such hereafter or the duly authorized designee of such members; provided, however, that in the event that Sub's designees are appointed or elected to the Company Board as provided in Section 6.07, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Independent Directors, in lieu of the vote required pursuant to clause (b) above, shall be required by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

                                   ARTICLE IX

                               General Provisions

                        SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                        SECTION 9.02.  Notices.  All notices, requests,
claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a) if to Parent or Sub, to

                                    Tomkins Corporation
                                    4801 Springfield Street
                                    Dayton, OH 45431

                                    Attention:  George S. Pappayliou

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, NY 10022

                                    Attention:  David Fox

                        (b) if to the Company, to

                                    425 Commerce Drive
                                    Richmond, Indiana 47374

                                    Attention:  John P. Reilly

                                    with a copy to:

                                    Cravath, Swaine & Moore
                                    825 Eighth Avenue
                                    New York, NY 10019

                                    Attention:  Richard Hall

                        SECTION 9.03.  Definitions.  For purposes of this
Agreement:

                        An "affiliate" of any person means another person that
            directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of Section 4.01(u), BCP shall be deemed not an affiliate of any portfolio company in which Bessemer Holdings, L.P. has a controlling equity interest.

                        "material" means, when used in connection with the
            Company or Parent, material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, and the term "materially" has a correlative meaning.

                        "material adverse change" or "material adverse effect"
            means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole.

                        "person" means an individual, corporation, partnership,
            company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                        A "subsidiary" of any person means another person, an
            amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting Interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person and in the case of the Company shall include the Company's joint venture with Jideco of Bardstown, Inc.

                        SECTION 9.04.  Interpretation.  When a reference
is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                        SECTION 9.05.  Counterparts.  This Agreement may
be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                        SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. The Operative Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Operative Agreements and (b) except for the provisions of
Article III and Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

                        SECTION 9.07.  Governing Law.  This Agreement
shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                        SECTION 9.08.  Assignment.  Neither this Agreement
nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                        SECTION 9.09.  Enforcement.  The parties agree
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of any Operative Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to any Operative Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of New York.


                        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


TOMKINS CORPORATION,

        by
               /s/ Simon M. Webber
               ---------------------
               Name:  Simon M. Webber
               Title: Power of Attorney


E&W ACQUISITION CORP.,

        by
               /s/ Geoffrey D. Eaton
               ---------------------
               Name:  Geoffrey D. Eaton
               Title: Chief Executive
                      Officer and
                      President


STANT CORPORATION,

        by
               /s/ John P. Reilly
               ---------------------
               Name:  John P. Reilly
               Title: President and
                      Chief Executive
                      Officer

                                                                      EXHIBIT A










                            Conditions of the Offer

                        Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                        (a) there shall be threatened or pending any suit,
            action or proceeding by any Governmental Entity or any other person (in the case of any suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success) (i) challenging the acquisition by Parent or Sub of any shares of Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole;

                        (b) there shall be any statute, rule, regulation,
            legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to,
            (i) Parent, the Company or any of their respective subsidiaries or
            (ii) the Offer, the Merger or any of the other Transactions by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
            (a) above;

                        (c) since the date of this Agreement there shall have
            occurred any material adverse change, or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a material adverse change, in the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole, other than changes relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any of its subsidiaries;

                        (d)(i) the Company Board or any committee thereof shall
            have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal or (ii) the Company

            Board or any committee thereof shall have resolved to do any of the foregoing;

                        (e) there shall have occurred (i) any general
            suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving the United Kingdom and, in the case of armed hostilities involving the United Kingdom, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United Kingdom, (iv) any limitation (whether or not mandatory) by any United States or the United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                        (f) any of the representations and warranties of the
            Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

                        (g) the Company shall have failed to perform in any
            material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

                        (h) this Agreement shall have been terminated in
            accordance with its terms,

which, in the reasonable judgment of Sub, in any such case, giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for any of the Shares.

                        Subject to Section 1.01(a), the foregoing conditions (i) may be asserted by Parent and Sub regardless of the circumstances giving rise to such condition and (ii) are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.